As filed with the Securities and Exchange Commission on June 6, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEPPCO Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0291058 (I.R.S. Employer Identification No.)

1100 Louisiana Street, Suite 1600 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

EPCO, INC. TPP EMPLOYEE UNIT PURCHASE PLAN

(Full title of the plan)

Patricia A. Totten

Vice President, General Counsel and Secretary

Texas Eastern Products Pipeline Company, LLC

1100 Louisiana Street, Suite 1600

Houston, Texas 77002

(Name and address of agent for service)

(713) 381-3636

(Telephone number, including area code, of agent for service)

Copy to:

Paul F. Perea

Baker Botts L.L.P.

One Shell Plaza, 910 Louisiana

Houston, Texas 77002

(713) 229-1234

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Units representing limited partner interests	1,000,000 (1)	$44.70	$44,700,000	$ 1,372.29

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, the number of units registered hereunder includes such indeterminate number of additional units as may be offered or issued to prevent dilution resulting from unit splits, unit dividends and similar transactions.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low sales prices of the units quoted on the New York Stock Exchange on June 4, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The documents containing the information concerning the EPCO, Inc. TPP Employee Unit Purchase Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. TEPPCO Partners, L.P. will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which we have filed with the Commission (File No. 1-10403) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference and shall be deemed to be a part hereof (in each case excluding any information therein that was furnished to (and not filed with) the Commission):

(1)           our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed February 28, 2007;

(2)           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed May 4, 2007;

(3)           our Current Reports on Form 8-K filed on October 5, 2006, January 18, 2007, February 5, 2007, March 8, 2007, March 20, 2007, May 10, 2007, May 15, 2007, May 18, 2007 and May 25, 2007; and

(4)           the description of our limited partnership units contained in the Registration Statement on Form 8-A/A, filed on March 30, 2007, and any subsequent amendment thereto filed for the purpose of updating such description.

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this registration statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005, and for each of the years in the two-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting incorporated in this registration statement by reference from TEPPCO Partners, L.P. and subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of financial statement presentation related to purchases and sales of inventory with the same counterparty), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Jonah Gas Gathering Company and Subsidiary, incorporated in this registration statement by reference from TEPPCO Partners, L.P. and subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC incorporated in this registration statement by reference from TEPPCO Partners, L.P. and subsidiaries’ Current Report on Form 8-K filed on March 20, 2007 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On April 6, 2006, TEPPCO Partners, L.P.’s Audit and Conflicts Committee dismissed KPMG LLP as its independent registered public accounting firm and engaged Deloitte & Touche LLP as the new independent registered public accounting firm for the partnership. The change in independent registered public accounting firms is not the result of any disagreement with KPMG LLP.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to any standards or restrictions that may be set forth in its partnership agreement. Section 6.7(a) of the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of TEPPCO Partners, L.P. (the “Partnership”) provides that to the fullest extent permitted by law, (a) Texas Eastern Products Pipeline Company, LLC (and its successors as general partner, the “General Partner”), any former general partner (a “Departing Partner”), any person who is or was an affiliate of the General Partner or any Departing Partner, (b) any person who is or was an officer, director, partner or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, (c) any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner or any affiliate of any Departing

Partner as a director, officer, partner or trustee of another person, including TEPPCO GP, Inc., provided that any such person was not providing, on a fee-for-service basis, trustee, fiduciary, or custodial services, or (d) any person the General Partner designates (collectively, “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to Section 6.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, and the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction to which the indemnification applies if the transaction was otherwise permitted by the Partnership Agreement.

Section 6.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

Section 6.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners, the assignees or any other persons who have acquired interests in the limited partner units or other securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. Further, Section 6.8(b) of the Partnership Agreement provides that the General Partner may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it under the Partnership Agreement either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith. The provisions of the indemnification provided in the Partnership Agreement are intended to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct.

Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever, subject to any standards or restrictions that may be set forth in its limited liability company agreement. Section 6.06(a) of the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended (the “General Partner Agreement”), provides that, to the fullest extent permitted by law, (a) a present or former member of the Board of Directors or any committee thereof, (b) a present or former member, (c) a present or former officer, or (d) a person serving at the request of the General Partner in another entity in a similar capacity as that referred to in the immediately preceding clauses (a) or (c) (collectively, “GP Indemnitees”), shall be indemnified and held harmless by the General Partner from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any GP Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a GP Indemnitee; provided, that the GP Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the GP Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the GP Indemnitee’s conduct was unlawful. Any indemnification pursuant to Section 6.06 shall be made only out of the assets of the General Partner.

Section 6.06(b) of the General Partner Agreement also provides that to the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by a GP Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the General Partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the General Partner of an undertaking by or on behalf of the GP Indemnitee to repay such amount if it shall be determined that the GP Indemnitee is not entitled to be indemnified as authorized by the General Partner Agreement.

Section 6.07(a) of the General Partner Agreement provides that no GP Indemnitee shall be liable for monetary damages to the General Partner, the members or any other person for losses sustained or liabilities incurred as a result of any act or omission of a GP Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the GP Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the GP Indemnitee’s conduct was criminal. Further, Section 6.07(b) of the General Partner Agreement provides that the Board of Directors and any committee thereof may exercise any of the powers granted to it by the General Partner Agreement and perform any of the duties imposed upon it under the General Partner Agreement either directly or by or through its agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or any committee thereof in good faith. The provisions of the indemnification provided in the General Partner Agreement are intended to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct.

The Partnership is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the preceding paragraph in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described in the first paragraph above. The General Partner has obtained insurance through its affiliate, EPCO, Inc., the cost of which is reimbursed by the Partnership, covering the General Partner’s officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.
Exhibit Number
4.1	—

Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (incorporated by reference to exhibit 3 of the Current Report on Form 8-K (file no. 1-10403) filed on December 13, 2006).

4.2	—	Form of certificate representing limited partner units (incorporated by reference to exhibit 4.1 of the Registration Statement on Form S-1 (file no. 33-32203)).
4.3	—	EPCO, Inc. TPP Employee Unit Purchase Plan (incorporated by reference to exhibit C of the definitive proxy statement on Schedule 14A (file no. 1-10403) filed on September 11, 2006).
*5.1	—	Opinion of Baker Botts L.L.P.
*23.1	—	Consent of Deloitte & Touche LLP.
*23.2	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.
*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
_________________

*	Filed herewith.

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 6th day of June, 2007.

TEPPCO PARTNERS, L.P.

(Registrant)

By: Texas Eastern Products Pipeline Company, LLC

General Partner

By: /s/ William G. Manias

William G. Manias

Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patricia A. Totten and William G. Manias, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 6, 2007.

SIGNATURE	TITLE
/s/ Jerry E. Thompson Jerry E. Thompson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ William G. Manias William G. Manias	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Murray H. Hutchison Murray H. Hutchison	Director
/s/ Michael B. Bracy Michael B. Bracy	Director
/s/ Richard S. Snell Richard S. Snell	Director

EXHIBIT INDEX

Exhibit Number
4.1	—

Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (incorporated by reference to exhibit 3 of the Current Report on Form 8-K (file no. 1-10403) filed on December 13, 2006).

4.2	—	Form of certificate representing limited partner units (incorporated by reference to exhibit 4.1 of the Registration Statement on Form S-1 (file no. 33-32203)).
4.3	—	EPCO, Inc. TPP Employee Unit Purchase Plan (incorporated by reference to exhibit C of the definitive proxy statement on Schedule 14A (file no. 1-10403) filed on September 11, 2006).
*5.1	—	Opinion of Baker Botts L.L.P.
*23.1	—	Consent of Deloitte & Touche LLP.
*23.2	—	Consent of Independent Registered Public Accounting Firm KPMG LLP.
*23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
_________________

*	Filed herewith.